EXHIBIT 12

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

                    DEVON ENERGY CORPORATION
        Computation of Ratio of Earnings to Fixed Charges


                                           Year Ended December 31,
                                        -----------------------------
                                        1996        1995         1994
                                        ----        ----         ----

Earnings before income taxes       $59,298,532    25,621,899   21,356,711

Add:
     Interest expense                5,276,527     7,051,142    5,438,911
     Distributions on preferred
      securities of subsidiary trust 4,753,125             -            -
     Amortization of costs incurred
      in connection with the
      offering of the preferred
      securities of subsidiary trust    82,003             -             -
     Estimated interest factor of
      operating lease payments         190,726       182,129       173,923
                                      --------      --------      --------
Earnings, as adjusted (A)          $69,600,913    32,855,170    26,969,545
                                   ===========    ==========    ==========
Fixed charges:
     Interest costs incurred         5,276,527     7,051,142     5,438,911
     Distributions on preferred
      securities of subsidiary
      trust                          4,753,125             -             -
     Amortization of costs incurred
      in connection with the offering
      of the preferred securities of
      subsidiary trust                  82,003             -             -
     Estimated interest factor of
      operating lease payments         190,726       182,129       173,923
                                      --------      --------      --------
Total fixed charges (B)            $10,302,381     7,233,271     5,612,834
                                   ===========     =========     =========
Ratio of earnings to fixed
 charges (A)/(B)                          6.76          4.54          4.80
                                          ====          ====          ====
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